EXHIBIT 99.2
PricewaterhouseCoopers LLP
Suite 1700
200 East Las Olas Blvd.
Fort Lauderdale FL 33301
Telephone (954) 764 7111
Facsimile (954) 525 4453


               Report of Independent Certified Public Accountants


To World Omni Financial Corp.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of World Omni Financial Corp. (the "Company") as of December 31, 2002 and the related consolidated statements of operations, of stockholder's equity, and of cash flows for the year then ended, and have issued our report thereon dated April 11, 2003.

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of the Trust Sale and Servicing Agreement dated April 6, 2000, as amended on December 30, 2002, between World Omni Financial Corp (the "Servicer"), WODFI LLC (the "Transferor"), and World Omni Master Owner Trust (the "Trust") insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the information and use of the board of directors and management of the Servicer, the Transferor, and the Trust and is not intended to be and should not be used by anyone other than these specified parties.

/s/______________________
PricewaterhouseCoopers LLP
April 11, 2003